Filed pursuant to Rule 424(b)(4)
                                 Registration Nos. 333-40495 and 333-40495-01



          PROSPECTUS SUPPLEMENT
          To Prospectus dated January 9, 1998

                            -----------------------------

                  2,645,000 6 3/4 % EXCHANGEABLE PREFERRED SECURITIES
                             MANDATORILY REDEEMABLE 2009
                   (LIQUIDATION AMOUNT $50 PER PREFERRED SECURITY)
                                   ICG FUNDING, LLC

                     GUARANTEED TO THE EXTENT SET FORTH HEREIN BY
                       AND EXCHANGEABLE INTO THE COMMON STOCK,
                                  $.01 PAR VALUE, OF
                               ICG COMMUNICATIONS, INC.

                          200,000 SHARES OF COMMON STOCK OF
                               ICG COMMUNICATIONS, INC.

                           -------------------------------


               This Prospectus Supplement relates to the resale by the holders thereof of the 6 3/4 % Exchangeable Limited Liability Company Preferred Securities (the "Preferred Securities"), liquidation amount $50 per Preferred Security, which represent preferred undivided beneficial interests in the assets of ICG Funding, LLC, a limited liability company formed under the laws of the State of Delaware ("Funding"), and the shares of common stock, par value $.01 per share (the "Common Stock"), of ICG Communications, Inc., a Delaware corporation ("ICG" and, together with its subsidiaries, "ICG" or the "Company"), issuable upon exchange of the Preferred Securities. This Prospectus Supplement also relates to the resale by Funding of up to 200,000 shares of Common Stock.

               This Prospectus Supplement supplements and amends the names of and information relating to the Selling Holders contained on page 37 under the caption "Selling Preferred Securityholders" in the Prospectus.


            SEE "RISK FACTORS" BEGINNING ON PAGE 12 OF THE PROSPECTUS FOR
                              INFORMATION THAT SHOULD BE
                         CONSIDERED BY PROSPECTIVE INVESTORS.

              THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
            THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
                   OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                      ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                            REPRESENTATION TO THE CONTRARY IS A
                                     CRIMINAL OFFENSE.

             THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JANUARY 25, 1999.

               The following information updates and replaces in its entirety the information contained under the caption "Selling Preferred Securityholders" on page 37 of the Prospectus:

          SELLING PREFERRED SECURITYHOLDERS

               The Selling Holders may from time to time offer and sell pursuant to this Prospectus any or all of the Preferred Securities and shares of Common Stock issued upon exchange thereof. The term "Selling Preferred Securityholder" includes the holders listed below and the beneficial owners of the Preferred Securities and their transferees, pledgees, donees or other successors.

               The following table sets forth information with respect to the Selling Preferred Securityholders of the Preferred Securities and the respective number of Preferred Securities beneficially owned by each Selling Preferred Securityholder that may be offered pursuant to this Prospectus. Such information has been obtained from the Selling Preferred Securityholders.


                                                      Number of
          Selling Preferred Securityholders           Preferred Securities
          ---------------------------------           --------------------
          Allstate Insurance Company                            40,000
          Bear, Stearns & Co. Inc. (formerly listed
            under the name "Bear Stearns Securities
            Corp.")                                              9,400
          BNP Arbitrage SNC                                     15,000
          Christian Science Trustees for Gifts and
            Endowments                                           2,600
          Declaration of Trust for the Defined Benefit
            Plan of ICI American Holdings Inc.                  10,800
          Declaration of Trust for the Defined Benefit
            Plan of ZENECA Holdings, Inc.                        7,400
          Delaware State Employees Retirement Fund              35,400
          Deutsche Bank A.G. (1)                               185,000
          Deutsche Morgan Grenfell Inc. (1)                     87,500
          Donaldson, Lufkin, & Jenrette Securities
            Corp.                                               33,400
          First Chicago Capital Corporation                     20,000
          First Church of Christ Scientist-Endowment             2,600
          Goldman, Sachs & Co.                                  55,000
          GPZ Trading                                           33,000
          Highbridge Capital Corporation                       117,000
          High Yield Variable Account (2)                        7,000
          Hillside Capital Incorporated Corporate
            Account                                              3,000
          HSBC Investment Bank PLC                              52,500
          Jefferies & Company, Inc.                              2,000
          JMG Convertible Investments, L.P.                    141,500
          LB Series Fund, Inc., High Yield Portfolio           150,000
          Lincoln National Convertible Securities Fund          12,965
          Lutheran Brotherhood High Yield Fund, a
            Series of the Lutheran Brotherhood Family
            of Funds                                           100,000
          Merrill Lynch Pierce Fenner & Smith, Inc.             59,000
          MFS Convertible Securities Fund (3)                      100
          MFS Series Trust III - MFS High Income
            Fund (3)                                            35,000
          MFS/Sun Life Series Trust - High Yield
            Series (3)                                           8,000
          MFS Total Return Fund (3)                             24,900
          Millennium Trading Co., L.P.                          20,000
          Morgan Stanley Dean Witter (4)                        50,000
          Natwest Securities Limited                            15,000
          Northwestern Mutual Life Insurance
            Company (5)                                         20,000
          Paloma Securities L.L.C.                             130,000
          Peoples Benefit Life Insurance Company                54,500
          Q Investments, L.P.                                   61,875

                                                      Number of
          Selling Preferred Securityholders           Preferred Securities
          ---------------------------------           --------------------
          R(superscript 2) Investments, LDC                     50,625
          SBC Warburg Dillon Read Inc.                          24,000
          Summer Hill Global Partners, L.P.                        800
          The J.W. McConnell Family Foundation                   6,550
          Thermo Electron Balanced Investment Fund               9,400
          Transamerica Life Insurance & Annuity                 40,000
          Triton Capital Investments, Ltd.                     184,500
          Value Line Convertible Fund, Inc.                     20,000
          Walker Art Center                                      1,375
          Weirton Trust                                          3,485
          WG Trading Company Limited Partnership                17,000
                                                            ----------
                                                 TOTAL       1,959,175


          ----------------------------------
          (1) Deutsche Morgan Grenfell Inc. and Deutsche Bank A.G. and their affiliated companies and/or individuals may, from time to time, own, have positions in, or options in ICG securities and may also perform advisory services, and/or lending or other credit relationships with ICG. Specifically, Deutsche Morgan Grenfell Inc. was a co-manager in the offering of the Preferred Securities.

          (2) The High Yield Variable Account has advised the Company that, to the best of its knowledge, the High Yield Variable Account has no such position, office or other material relationship with the Company or any affiliates, and it has no knowledge of any open position, office or other material relationship between the funds' affiliates and the Company or any of its affiliates.

          (3) MFS has advised the Company that, to the best of its knowledge, this fund has no such position, office or other material relationship with the Company or any affiliates. MFS has advised the Company that, while other funds and accounts advised by MFS may own securities of the Company, MFS has no knowledge of any open position, office or other material relationship between the funds' affiliates and the Company or any of its affiliates.

          (4) Morgan Stanley Dean Witter was a co-manager in the offering of the Preferred Securities.

          (5) In the ordinary course of business, Northwestern Mutual Investment Services, Inc., Robert W. Baird & Co. Incorporated, Baird/Mark Capital Group, and MGIC Mortgage Securities Corporation, each of which is a broker-dealer and affiliated with The Northwestern Mutual Life Insurance Company, may, from time to time, have acquired or disposed of, or may in the future acquire or dispose of, securities of ICG, Funding or their affiliates, for such broker-dealers' own accounts or for the accounts of others. Other affiliates of The Northwestern Mutual Life Insurance Company may, in the ordinary course of business, effect transactions in the securities of ICG, Funding or their affiliates. The Northwestern Mutual Life Insurance Company and its affiliates may, in the ordinary course of business, take part in transactions involving the real property of ICG Communications, Inc., ICG Funding, LLC or their affiliates.



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